Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Velo3D, Inc. of our report dated April 3, 2024, except for the effects of the reverse stock split discussed in Note 1 and the change in the manner in which the Company accounts for segments discussed in Note 2 to the consolidated financial statements, as to which the date is March 31, 2025, relating to the financial statements, which appears in Velo3D, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 7, 2025